Exhibit 10.1

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

Dated as of January 7, 2026,

among

TRINITY ACQUISITION PLC,

as Company,

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY,

as Parent,

the Designated Borrowers party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

The Other Lenders Party Hereto

J.P. MORGAN SECURITIES PLC,

as Sole Lead Arranger and Sole Bookrunner

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		56

5.01	Organization; Powers	56
5.02	Authorization; Enforceability	56
5.03	Governmental Approvals; No Conflicts	57
5.04	Financial Condition; No Material Adverse Change	57
5.05	Properties	57
5.06	Litigation	57
5.07	Compliance with Laws; Absence of Default	57
5.08	Investment Company Status	57
5.09	Taxes	57
5.10	ERISA	58
5.11	Disclosure	58
5.12	Subsidiaries	58
5.13	Beneficial Ownership Certification	59
5.14	PATRIOT Act, OFAC and FCPA; UK Bribery Act	59
5.15	Deduction of Tax	59
5.16	Margin Regulations	59

ARTICLE VI AFFIRMATIVE COVENANTS		60

6.01	Financial Statements; Ratings Change and Other Information	60
6.02	Notices of Material Events	62
6.03	Existence; Conduct of Business	62
6.04	Payment of Taxes	62
6.05	Maintenance of Properties; Insurance	62
6.06	Books and Records	63
6.07	Compliance with Laws	63
6.08	Use of Proceeds	63

ARTICLE VII NEGATIVE COVENANTS		63

7.01	Subsidiary Indebtedness	63
7.02	Liens	64
7.03	Investments	65
7.04	Fundamental Changes	65
7.05	[Reserved]	66
7.06	[Reserved]	66
7.07	[Reserved]	66
7.08	Financial Covenants	66

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		67

8.01	Events of Default	67
8.02	Remedies Upon Event of Default	69
8.03	Application of Funds	69

ARTICLE IX ADMINISTRATIVE AGENT		70

9.01	Appointment and Authorization of Agents	70
9.02	Rights as a Lender	70
9.03	Exculpatory Provisions	70
9.04	Reliance by Administrative Agent	72
9.05	Delegation of Duties	72
9.06	Resignation of Administrative Agent	72
9.07	Non-Reliance on Administrative Agent and Other Lenders	73
9.08	Duties of Other Agents	74
9.09	Administrative Agent May File Proofs of Claim	74
9.10	Withholding	75
9.11	Guaranty Matters	75
9.12	Survival	75
9.13	Erroneous Payment	75
9.14	Certain ERISA Matters	76

ARTICLE X MISCELLANEOUS		77

10.01	Amendments, Etc.	77
10.02	Notices; Effectiveness; Electronic Communications	79
10.03	No Waiver; Cumulative Remedies; Enforcement	83
10.04	Expenses; Indemnity; Damage Waiver	84
10.05	Payments Set Aside	86
10.06	Successors and Assigns	86
10.07	Treatment of Certain Information; Confidentiality	91
10.08	Right of Setoff	92
10.09	Interest Rate Limitation	92
10.10	Counterparts; Integration; Effectiveness	92
10.11	Survival	93
10.12	Severability	93
10.13	Replacement of Lenders	93
10.14	Governing Law; Jurisdiction; Etc.	94
10.15	Waiver of Jury Trial	95
10.16	No Advisory or Fiduciary Responsibility	96
10.17	Electronic Execution	96
10.18	USA PATRIOT Act	97
10.19	Judgment Currency	97
10.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	98

SCHEDULES

1.01(b)	Guarantors
1.01(c)	Existing Senior Notes
2.01	Commitments
3.01	Status of Lenders
3.01(i)	HMRC DT Treaty Passport Scheme Lenders
3.01(j)	UK Non-Bank Lenders
5.06	Disclosed Matters
5.12	Subsidiaries
7.02	Existing Liens
10.02	Certain Addresses for Notices

EXHIBITS

Form of

A	[Reserved]
B	Term Loan Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Borrower Request and Assumption
E	Guaranty Agreement
F	Prepayment Notice

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of January 7, 2026, among TRINITY ACQUISITION PLC, a company formed under the laws of England and Wales having company number 03588435 (the “Company”), the Designated Borrower(s) from time to time party hereto (as defined below; together with the Company, the “Borrowers” and individually a “Borrower”), WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

Pursuant to that certain Agreement and Plan of Merger, dated as of December 9, 2025 (as amended, supplemented or otherwise modified from time to time, and together with all schedules and exhibits thereto, the “Acquisition Agreement”), by and between WNA (as defined below), Napa Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of WNA, Jonathan Young, as representative of the stockholders, Newfront Insurance Holdings, Inc., a Delaware corporation (the “Acquired Business”), and the other parties party thereto, WNA will acquire the Acquired Business (such acquisition, the “Napa Acquisition”).

In connection with the Napa Acquisition, the Company has requested that the Lenders make available to it a senior unsecured delayed draw term loan facility in an aggregate principal amount up to $775,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

The proceeds of the Loans shall be used by the Borrowers (i) on the Acquisition Date (as defined below) to finance a portion of the Napa Acquisition, (ii) to refinance certain outstanding indebtedness of the Company, the Parent and their respective Subsidiaries, (iii) to finance the working capital and other general corporate purposes of the Borrower and its Subsidiaries (including, but not limited to, capital expenditures, permitted acquisitions and other lawful corporate purposes) and (iv) to pay costs, fees and expenses in connection with the foregoing and in connection with the execution and delivery of this Agreement and the Loan Documents and the incurrence of the Facility.

In furtherance of the foregoing, the Lenders are willing to make available the Facility on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Sold Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the portion of Consolidated Net Income for such period attributable to such Pro Forma Entity plus (a) without duplication and to the extent deducted in determining such portion of Consolidated Net Income for such Pro Forma Entity, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and non-recurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period,

(vii) restructuring charges or provisions for such period, (viii) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (ix) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided that (A) the amount added to Consolidated Net Income pursuant to this subclause (ix) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent), and minus (b) without duplication and to the extent included in determining such portion of Consolidated Net Income (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Acquisition Agreement” has the meaning specified in the recitals hereto.

“Acquisition Date” means the date on which the Closing Date (as defined in the Acquisition Agreement) occurs.

“Additional Covenant Reset Period” means the two fiscal quarter period following an Initial Covenant Reset Period by the Company.

“Administrative Agent” means JPMorgan Chase Bank, N.A. and/or any of its designated affiliates, in its capacity as administrative agent under any of the Loan Documents, or any successor thereto in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as separately provided by the Administrative Agent to the Company or Lenders in accordance with Section 10.02(a)(ii).

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Administrative Agent to the Company or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each Agent together with its Related Parties.

“Agents” means, collectively, the Administrative Agent and the Arranger.

“Aggregate Commitments” means the aggregate amount of the Commitments of all Lenders at any given time. The Aggregate Commitment on the Effective Date is $775,000,000.

“Agreement” means this Term Loan Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Ancillary Document” has the meaning specified in Section 10.10.

“Applicable Maturity Date” means at any time, (a) if no Extended Loans have been made in accordance with Section 2.17, the Original Maturity Date or (b) if Extended Loans have been made in accordance with Section 2.17, (i) the Original Maturity Date with respect to the Non-Extended Loans and (ii) the Extended Maturity Date with respect to the Extended Loans.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the undrawn Aggregate Commitments represented by the Commitments held by such Lender at such time, in each case, subject to adjustment as provided in Section 2.16 or Section 10.06.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Rating Fitch/Moody’s/S&P	Delayed Draw Commitment Fee	Term Benchmark Rate+ / Daily Simple SOFR+	Base Rate+
1	≥ A / A2 / A	0.055%	0.625%	0.000%
2	A- / A3 / A-	0.065%	0.750%	0.000%
3	BBB+ / Baa1 / BBB+	0.090%	0.875%	0.000%
4	BBB / Baa2 / BBB	0.115%	1.000%	0.000%
5	≤ BBB- / Baa3 / BBB-	0.140%	1.250%	0.250%

“Debt Rating” means, as of any date of determination, the rating as determined by any of Fitch, Moody’s or S&P (collectively, the “Debt Ratings”), as applicable, of the Parent’s guaranteed, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by two or more of Fitch, Moody’s and S&P fall within the same level, then the Pricing Level for such Debt Rating shall apply; (b) if the respective Debt Ratings issued by the foregoing rating agencies each fall within different levels, then the Pricing Level for the middle of the three Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (c) if only two of Fitch, Moody’s and S&P have in effect a Debt Rating and such Debt Ratings shall fall within different levels, then the Pricing Level for the higher of the two Debt Ratings shall apply unless one of the two Debt Ratings is two or more levels lower than the other, in which case, the Debt Rating shall be determined by reference to the level that is one level lower than the higher Debt Rating; (d) if the Parent has only one Debt Rating, the Pricing Level for such Debt Rating shall apply; and (e) if the Parent does not have any Debt Rating (other than as a result of all of Fitch, Moody’s and S&P ceasing to be engaged in the business of rating debt, in which case the provisions of the next sentence shall apply), then Pricing Level 5 shall apply. If either (i) the rating system of Fitch, Moody’s or S&P shall change in a manner that directly and materially impacts the pricing grid set forth above, or (ii) if all of Fitch, Moody’s and S&P shall cease to be engaged in the business of rating debt, then in either such case the Parent, the Company and the Lenders shall negotiate in good faith to amend the references to Debt Ratings in the table above to reflect such changed rating system or to replace such rating system with an alternative measurement scheme, as applicable, and pending the effectiveness of any such amendment, the ratings of such rating agency (or both rating agencies, if applicable) most recently in effect prior to such change or cessation shall be employed in determining the Applicable Rate.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating (other than as a result of a change in the rating system of Fitch, Moody’s or S&P) shall be effective during the period commencing on the third Business Day following the date of the public announcement thereof, irrespective of when notice of such change shall have been furnished by the Parent or Company to the Administrative Agent and the Lenders pursuant to Section 6.01(f) or otherwise, and ending on the date that is three (3) Business days following the date of the next public announcement of a change in the Debt Rating that results in a change to the Applicable Rate.

“Approved Borrower Portal” has the meaning assigned to it in Section 10.02(f).

“Approved Electronic Platform” has the meaning assigned to it in Section 6.01.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Acquired Business” has the meaning specified in the recitals hereto.

“Arranger” means J.P. Morgan Securities plc, its capacity as a sole lead arranger and sole bookrunner of the Facility.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent and, if such assignment and assumption requires the Company’s consent, the Company (such consent not to be unreasonably withheld, conditioned or delayed).

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means, with respect to the Facility, the period from and including the Acquisition Date to but excluding the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark (or component thereof) (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by any Finance Party or any of their Affiliates on the basis of, or in relation to (i) its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the Finance Act 2011 (as amended)) and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose or (ii) any bank surcharge or banking corporation tax surcharge as set out in Chapter 4 of Part 7A of the UK Corporation Tax Act 2010 and any other surcharge or tax of a similar nature implemented in any other jurisdiction, which (in either case): (A) is in force as at the date of this Agreement; or (B) has been formally announced as proposed as at the date of this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) the sum of 1.0% plus Term SOFR for an Interest Period of one month on such day (or if such day is not a Business Day, on the immediately preceding Business Day); provided that if Term SOFR shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this clause (c); provided further that, for the purpose of this definition, Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, with respect to any (i) RFR Loan, Daily Simple SOFR or (ii) Term Benchmark Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or Daily Simple SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) with respect to Term SOFR Loans, Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement” or Daily Simple SOFR, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Company may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the “Benchmark Replacement Date” will be deemed to have occurred prior to the Reference Time for such determination and (ii) in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plans” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Communications” has the mean assigned to it in Section 10.02(f).

“Borrower Request and Assumption” means a borrower request and assumption entered into by any wholly-owned Subsidiary of the Parent and accepted by the Administrative Agent, in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent and the applicable Borrower.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Date” means the date of each borrowing of Loans hereunder.

“Borrowing Request” means, a notice of (a) a borrowing of Loans, (b) a conversion of Loans from one Type to the other or (c) a continuation of Loans that are Term Benchmark Loans pursuant to Section 2.02(a) which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrowers.

“Business Day” means any day excluding Saturday, Sunday or any other day which is a legal holiday under the laws of New York City or is a day on which banking institutions located in the State of New York are authorized or required by Law to close; provided that, in addition to the foregoing, a Business Day shall be any such day that is also a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Term SOFR or any other dealings of such Loans referencing Term SOFR.

“Capital Lease Obligations” of any Person means, subject to Section 1.03(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated, appointed or approved by the board of directors of the Company or the Parent for consideration by shareholders for election nor (ii) appointed by directors so nominated, appointed or approved; (c) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of WNA; (d) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of the Company; or (e) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of WGL.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Commitment” means, as to each Lender at any given time, its obligation to make Loans to the Borrowers, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee Commencement Date” has the meaning specified in Section 2.09(a).

“Commitment Termination Date” means the earliest of (a) 5:00 p.m. Eastern Time on the Termination Date (as defined in the Acquisition Agreement as of the Signing Date (including as such date may be extended in accordance with Section 9.1(b) of the Acquisition Agreement as of the Signing Date)), (b) the date that is six months after the Acquisition Date, (c) a public announcement of the abandonment of the Acquisition by the Parent, the Company or a Designated Borrower, (d) termination of the Acquisition Agreement in accordance with its terms and (e) immediately after the fourth Borrowing Date.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent most recently ended to (b) Consolidated Cash Interest Expense for such period.

“Consolidated Cash Interest Expense” means, for any period, for the Parent and its Subsidiaries, on a consolidated basis, all cash interest, premium payments, debt discount, fees, charges and related cash expenses of the Parent and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets and net cash costs under Swap Contracts in respect of interest rates to the extent that such net cash costs are allocable to such period, in each case to the extent treated as interest in accordance with GAAP, minus cash interest income of the Parent and its Subsidiaries on a consolidated basis for such period (including all net cash gains under Swap Contracts in respect of interest rates to the extent that such net cash gains are allocable to such period).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and nonrecurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any costs incurred in connection with acquisitions (including in connection with closure and/or consolidation of facilities) in an aggregate amount with respect to any such acquisition not to exceed 5% of the aggregate consideration for such acquisition, (ix) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (x) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided that (A) the amount added to Consolidated Net Income pursuant to this subclause (x) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of determining the Consolidated Leverage Ratio only, (A) there shall be included in determining the Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset acquired outside the ordinary course of business during such period by the Parent or a Subsidiary, to the extent not subsequently sold, transferred or otherwise Disposed of by the Parent or a Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so Disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of outside the ordinary course of business by the Parent or any Subsidiary during such period (each such Person, property, business or asset so sold or Disposed of, a “Sold Entity or Business”) based on the actual Acquired EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Funded Indebtedness” means, as of any date of determination, the sum of (a) the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries outstanding as of such date, in the amount that would be reflected on the balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP, excluding (i) the principal amount of any Existing Senior Notes following the issuance of any New Senior Notes, the proceeds of which are to be used to redeem, repurchase or otherwise retire any such Existing Senior Notes and (ii) any indebtedness that has been defeased and/or discharged if funds in an amount equal to such indebtedness (including interest any other amounts required to be paid to the holders thereof in order to give effect to such defeasance) has been irrevocably deposited with a trustee, paying agent or other similar Person for the benefit of the relevant holders of such indebtedness, plus (b) the aggregate principal amount of obligations for borrowed money that are outstanding as of such date of Persons other than the Parent and its Subsidiaries, to the extent Guaranteed by the Parent or any of its Subsidiaries.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (i) there shall be excluded from such net income or loss the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary and (ii) there shall be included in such net income or loss the net income of any Person that is not a Subsidiary of the Parent and its Subsidiaries (including, for the avoidance of doubt, joint venture and other minority Investments) to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividends, distributions or other payments) actually paid to the Parent or any Subsidiary by such Person in respect of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Reset Periods” means each Initial Covenant Reset Period and each Additional Covenant Reset Period.

“Covenant Reset Request” has the meaning specified in Section 7.08(b).

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day a “SOFR Determination Day”) that is five U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower;

provided, that if Daily Simple SOFR determined as provided above shall ever be less than the Floor, then Daily Simple SOFR shall be the Floor.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.17(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Term Benchmark Loan or an RFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due; (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within two Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Company and each Lender.

“Designated Borrower” has the meaning specified in Section 2.18.

“Direction” has the meaning specified in Section 3.01(h).

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is January 7, 2026.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, in each case, whether or not waived; (c) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “insolvent” (within the meaning of Section 4245 of ERISA) or is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the imposition of any liability under Title IV of ERISA upon the Parent or any ERISA Affiliate with respect to the termination of any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or, if different, the jurisdiction(s) in which that Recipient is treated as resident for tax purposes or in which its principal office or a permanent establishment is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Taxes imposed by any other jurisdiction in which any Borrower is located, (c) any United States federal backup withholding Taxes, (d) any Taxes imposed under FATCA, (e) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States withholding Taxes imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01, (f) any Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (g) any Bank Levy and (h) any amount in respect of VAT (which shall be dealt with under Section 3.01(k)). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any Tax Deduction on account of Taxes imposed by the United Kingdom provided, for the avoidance of doubt, that nothing in this qualification shall be construed so as to exclude from this definition of Excluded Taxes any Taxes imposed under FATCA in any jurisdiction.

“Existing Senior Notes” means the notes described on Schedule 1.01(c).

“Extended Loans” has the meaning specified in Section 2.17(d).

“Extended Maturity Date” means the earlier of (i) the date that is one year after the Original Maturity Date (if an extension has been effected pursuant to Section 2.17) and (ii) the date on which the Extended Loans are declared or become due and payable pursuant to the terms of Section 8.02 hereof; provided that if such date is not a Business Day, the Extended Maturity Date shall be the next preceding Business Day.

“Extending Lender” has the meaning specified in Section 2.17(c) and includes, to the extent applicable, any New Extending Lender.

“Extension Amendment” has the meaning specified in Section 2.17(e).

“Extension Date” has the meaning specified in Section 2.17(f).

“Extension Election” has the meaning specified in Section 2.17(c).

“Extension Request” has the meaning specified in Section 2.17(a).

“Facility” means, at any time, the Aggregate Commitments and the Loans, as applicable, at such time and the provisions herein related to the Commitments and Loans, as applicable.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above, or (c) any agreement pursuant to the implementation of any treaty, law, regulation, rule or practice referred to in paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

“FCPA” has the meaning specified in Section 5.14(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the fee letter agreement dated as of December 12, 2025, among the Parent, the Company and JPMorgan.

“Finance Party” has the meaning specified in Section 3.01(k).

“Financial Officer” means, with respect to the Parent or any Borrower, the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller thereof or any director or other authorized signatory thereof with similar responsibilities, as applicable.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Floor” means a rate of interest equal to 0.00%.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be in general use by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United Kingdom, United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, organization, instrumentality, regulatory body, department, court, central bank, governmental, intergovernmental or supranational body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligor”) in any manner, whether directly or indirectly; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or any guaranty of performance of obligations other than with respect to Indebtedness. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) the Parent, WNA, each Borrower (with respect to the obligations of the other Borrowers) and each other Subsidiary of the Parent identified on Schedule 1.01(b) and (b) each other Person that, whether at the option of the Parent, pursuant to Section 4.13 of the Guaranty Agreement or otherwise, at any time becomes a party to the Guaranty Agreement as a Guarantor thereunder.

“Guaranty Agreement” means the Guaranty Agreement, substantially in the form of Exhibit E, among the Borrowers, the Guarantors and the Administrative Agent, and any other agreement entered into from time to time pursuant to which any Person guarantees any of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC” means United Kingdom H.M. Revenue & Customs.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Lien is granted or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person who granted such Lien in good faith), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty provided with respect to Indebtedness of others and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract, to the extent otherwise constituting Indebtedness, on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Borrowing” means the Borrowing on the Initial Borrowing Date.

“Initial Borrowing Date” means the first date, if any, on or after the Effective Date on which a Borrowing occurs.

“Initial Covenant Reset Period” means the four fiscal quarter period following a Covenant Reset Request by the Company (including, for the avoidance of doubt, the fiscal quarter during which the Covenant Reset Request was made).

“Interest Payment Date” means, in each case, on and after the Initial Borrowing Date, (a) with respect to any Base Rate Loan, the last day of each March, June, September and December, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part; provided that, with respect to any such RFR Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period beginning on the date of such Borrowing, conversion or continuation specified in the applicable Borrowing Request and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, if available to all of the Lenders under the Facility, 12 months or, subject to the consent of the Administrative Agent, and if available to and agreed by all Lenders, any other longer or shorter period that may be requested by the relevant Borrower), as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Applicable Maturity Date and (iv) no tenor which has been removed pursuant to Section 3.03(b)(iv) may be selected.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees the Indebtedness of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ITA” means the United Kingdom Income Tax Act 2007.

“JPMorgan” means JPMorgan Chase Bank, N.A. and J.P. Morgan Securities plc, as applicable, and their Affiliates and successors.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption).

“Lender-Related Person” has the meaning specified in Section 10.04(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01, and also includes, to the extent applicable, any Non-Extended Loans and Extended Loans.

“Loan Documents” means this Agreement, each Term Note, the Fee Letter, the Guaranty Agreement, any Extension Amendment and any other agreement or instrument designated by the Administrative Agent and any Loan Party as a Loan Document.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Marketing Information” means the Confidential Information Memorandum of the Company and the Parent dated December 2025 and provided to the Lenders in connection with the syndication of the Facility.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, financial position, property or results of operations of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means any Indebtedness (other than the Loans or any intercompany debt between and among the Parent and its Subsidiaries so long as such intercompany debt (a) is not owed by any Loan Party and (b) is not guaranteed by any Loan Party) of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $150,000,000.

“Material Swap Obligations” means obligations in respect of one or more Swap Contracts with an aggregate Swap Termination Value exceeding $50,000,000.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent ending on or prior to such date.

“Minimum Extension Condition” means the holders of more than 50% of the Outstanding Amount then in effect shall have delivered Extension Elections with respect thereto on or prior to the date described in Section 2.17(c).

“Moody’s” means Moody’s Ratings and any successor thereto.

“Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions.

“Napa Acquisition” has the meaning specified in the recitals hereto.

“Net Worth” means, as of any date, (a) the amount of consolidated total assets of the Parent and its Subsidiaries minus (b) the amount of consolidated total liabilities of the Parent and its Subsidiaries, in each case, that would be reflected on a balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP.

“New Extending Lender” has the meaning specified in Section 2.17(c).

“New Senior Notes” means any issuance of senior notes by the Parent after the Effective Date hereof, the proceeds of which are intended to be used, in whole or in part, to redeem, repurchase or otherwise retire any Existing Senior Notes.

“Non-Extended Loans” has the meaning specified in Section 2.17(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees with respect thereto that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Maturity Date” means the earliest of (a) the third anniversary of the Initial Borrowing Date, (b) the third anniversary of the date that is two months after the Acquisition Date and (c) the date on which the Non-Extended Loans are declared or become due and payable pursuant to the terms of Section 8.02 hereof; provided that if such date is not a Business Day, the Original Maturity Date shall be the next preceding Business Day.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document, or sold or assigned in interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, registration or documentary Taxes or duties or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (but excluding any such Tax in respect of the assignment, transfer, participation or sub-participation (other than pursuant to a written request by or notice from a Loan Party or any request or notice delivered pursuant to Section 3.01(e)(ii) or Section 3.06(a)) by any Lender of any of its rights and obligations under this Agreement or any other Loan Document).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent and Borrower Materials” has the meaning specified in Section 6.01.

“Participant” has the meaning specified in Section 10.06(e).

“Participant Register” has the meaning specified in Section 10.06(e).

“Payment” has the meaning specified in Section 9.13(a).

“Payment Notice” has the meaning specified in Section 9.13(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute.

“Permitted Encumbrances” means:

(a) Liens for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits and other Liens (limited solely to Liens on consideration owing under the contracts and other like obligations the performance of which is secured thereby) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(i); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.01.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term SOFR, and such replacement Benchmark is Daily Simple SOFR, then 5:00 a.m. (Chicago time) on the fourth U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 10.06(d).

“Regulatory Authority” shall have the meaning assigned to such term in Section 10.07.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Anniversary” means each anniversary of the earlier to occur of (a) the Initial Borrowing Date and (b) the date that is two months after the Acquisition Date.

“Relevant Governmental Body” means Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice requirement has been waived under the applicable regulations.

“Required Lenders” means, as of any date of determination, but subject to Section 2.16(a)(i), the holders of more than 50% of the sum of the Aggregate Commitments then in effect plus the Outstanding Amount; provided that the portion of the Commitments and Loans, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Requisite Qualified Acquisition Threshold” means, as of any date, an acquisition or series of acquisitions (whether related or not) during the previous 15 month period by the Parent or any of its Subsidiaries of any Persons, properties, businesses or assets outside the ordinary course of business for aggregate consideration of $250,000,000 or more.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or (to the extent such Person is permitted to take any applicable action pursuant to the Organization Documents of such Loan Party) director or other authorized signatory of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“RFR” means solely to the extent applicable pursuant to Section 3.03(b), Daily Simple SOFR.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Loan” means a Loan that is bearing interest at a rate determined by reference to Daily Simple SOFR.

“S&P” means S&P Global Ratings and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or (b) the European Union, Canada or HM’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (presently Crimea, Kherson, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by Canada, the European Union or any EU member state or HM’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means any Subsidiary of the Parent that would be a “significant subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Signing Date” means December 9, 2025.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Acquired Business, but only to the extent that WNA (or any applicable affiliates of WNA) have the right (taking into account any applicable grace periods or cure provisions) to terminate its (and/or their respective) obligations under the Acquisition Agreement or the right to decline to consummate the Napa Acquisition (in each case, in accordance with the terms of the Acquisition Agreement), as a result of a failure of a condition resulting from a breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” means the representations and warranties of the Parent and the Borrowers in Sections 5.01(a) (solely with respect to organizational existence, and power and authority to execute, deliver and perform under the Loan Documents), 5.02 (with respect to the first sentence thereof, limited to the execution, delivery and performance of this Agreement), 5.03(b)(ii), 5.08, 5.14(a)(ii), 5.14(c)(i) and 5.16.

“Subject Party” has the meaning specified in Section 3.01(k).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent. For the avoidance of doubt, any entity of which a minority of such Equity Interests are owned, directly or indirectly, by Parent and which is not required to be consolidated for reporting purposes in accordance with GAAP or otherwise shall not be a “Subsidiary” for any purpose under this Agreement or the other Loan Documents.

“Supplier” has the meaning specified in Section 3.01(k)(ii).

“Supply Recipient” has the meaning specified in Section 3.01(k)(ii).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent of the Subsidiaries shall be a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the termination value(s) for such Swap Contract, as determined in accordance therewith as if such Swap Contract had been closed out on such date and each counterparty thereto were an “Affected Party” (or similar term) thereunder.

“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment hereunder or under any other Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.

“Term Benchmark Borrowing” means a Borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by the Lenders.

“Term Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit B.

“Term SOFR” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR Reference Rate”.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Ticking Fee Period” means the period commencing on (and including) the date that is 90 days following the Effective Date (the “Commitment Fee Commencement Date”) and ending on (but excluding) the date on which the Aggregate Commitment is terminated in full.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Term Benchmark Loan or an RFR Loan.

“UK Bribery Act” has the meaning specified in Section 5.14(c).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Non-Bank Lender” means (a) where a Lender becomes a party hereto on the day on which this Agreement is entered into, a Lender listed in Schedule 3.01(j), and (b) where a Lender becomes a party hereto after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment and Assumption which it executes on becoming a party hereto.

“UK Pension Plan” means the Willis Pension Scheme, the Towers Perrin (UK) Retirement Plan and the Towers Watson Pension Scheme.

“UK Qualifying Lender” means (a) a Lender (other than a Lender within subclause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document, and is (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance hereunder or under any other Loan Document or (B) in respect of an advance made hereunder or under any other Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and in each case which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance (or, in the case of subparagraph (A) would be within such charge as respects such payments apart from section 18A of the CTA), (ii) a Lender which is (A) a company resident in the United Kingdom for United Kingdom tax purposes, (B) a partnership each member of which is (1) a company so resident in the United Kingdom, or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company or (iii) a UK Treaty Lender, or (b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance hereunder or under any other Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Treaty” has the meaning given to it in the definition of “UK Treaty State” below.

“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the relevant Loan is effectively connected and (c) fulfills all other conditions that must be fulfilled by residents of the relevant UK Treaty State for such residents to be entitled to obtain full exemption from tax imposed by the United Kingdom on interest (including the completion of procedural formalities and/or the granting of exemption by any relevant taxing authority).

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Underwritten Securities” means debt, equity and/or equity-linked securities that are underwritten and/or initially purchased for the purpose of placement with or distribution to third parties.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“VAT” means: (a) value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994 (b) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (c) any Tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

“WGL” means Willis Group Limited, a company formed under the laws of England and Wales having company number 00621757.

“Withholding Agent” means the Borrowers, Guarantors and the Administrative Agent.

“WNA” means Willis North America, Inc., a Delaware corporation and an indirect Subsidiary of the Parent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WTW Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of October 17, 2025 among Trinity Acquisition plc, Willis Towers Watson Public Limited Company, WNA, Barclays Bank PLC, as administrative agent and the lenders and other parties thereto from time to time, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, restated, amended and restated, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(c) Article and Section headings and the Table of Contents used herein and in the other Loan Documents are included for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction or interpretation of this Agreement or any other Loan Document.

(d) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company and the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the purposes of the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases that would constitute Capital Lease Obligations in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Lease Obligations, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB Interpretation No. 46 (revised December 2003)—Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). If any payment or performance to be made by any Borrower or any other Loan party shall come due on a day other than a Business Day, such payment or performance shall be made on the next following Business Day, subject, in the case of any payment, to the calculation of interest as provided in Section 2.12(a).

1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each such loan, a “Loan”) to the Borrowers in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed the amount of such Lender’s outstanding Commitment on such Borrowing Date (immediately prior to giving effect to such Loan); provided that there shall be no more than four Borrowing Dates during the term of this Agreement. Upon the making of any Loan, the Commitments shall be automatically and permanently reduced Dollar-for-Dollar by an amount equal to the aggregate principal amount of Loans so funded. To the extent not previously terminated, all remaining Commitments shall automatically and permanently terminate and be reduced to zero on the Commitment Termination Date. Any Loans borrowed under this Section 2.01 that are repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans, Term Benchmark Loans or RFR Loans, as the Borrowers may request in accordance herewith.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the relevant Borrower’s irrevocable notice to the Administrative Agent; provided that Borrowings may only be requested and made during the Availability Period. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans, (ii) solely to the extent applicable pursuant to Section 3.03(b), five Business Days prior to the requested date of any Borrowing of RFR Loans and (iii) on the requested date of any Borrowing of or conversion to Base Rate Loans. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the applicable Borrower; provided that, if such Borrowing

Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each Borrowing of, conversion to or continuation of Term Benchmark Loans, Base Rate Loans or RFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing Request shall specify (i) whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If any Borrower fails to specify a Type of Loan in a Borrowing Request or if any Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Term Benchmark Loans with an Interest Period of one month, in each case, subject to the notice timing requirements set forth above in this Section 2.02(a). Any automatic conversion to Term Benchmark Loans or continuation as Term Benchmark Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If any Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding the foregoing, in no event shall any Borrower be permitted to request pursuant to this Section 2.02 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to Term SOFR, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 3.03), as applicable.

(b) Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation as Term Benchmark Loans with an Interest Period of one month, as described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to such Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of an Event of Default, (i) no Loans may be requested as, converted to or continued as Term Benchmark Loans or requested as or converted into RFR Loans without the consent of the Required Lenders and (ii) Term Benchmark Loans shall be automatically converted to Base Rate Loans at the conclusion of the then-applicable Interest Period.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect at any time.

(f) Each Lender at its option may make any Term Benchmark Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and (ii) shall not result in increased costs or expenses to the Borrowers.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Optional Prepayments. The Borrowers may, upon notice to the Administrative Agent substantially in the form of Exhibit F hereto, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must specify the principal amounts thereof and must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term Benchmark Loans, (B) solely to the extent applicable pursuant to Section 3.03(b), five Business Days prior to any date of prepayment of RFR Loans and (C) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable portion of the Outstanding Amount). If such notice is given, the relevant Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan or RFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) [Reserved].

2.06 Termination or Reduction of Commitments. The Company may, at its option and upon notice to the Administrative Agent from time to time permanently reduce in whole or in part the Aggregate Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than three Business Days prior to the date of reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the applicable Lenders of any such notice of reduction of the Aggregate Commitment. Any reduction of the Aggregate Commitment shall be applied to the Commitments of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination, notwithstanding any later payment date provided for herein.

2.07 Repayment of Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders on the Applicable Maturity Date the aggregate principal amount of any Loans outstanding on such date that mature on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, from and after the Initial Borrowing Date, (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the applicable Term Benchmark for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) solely to the extent applicable pursuant to Section 3.03(b), each RFR Loan denominated shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate.

(b) (i) Upon the request of the Required Lenders, while any Event of Default under Section 8.01(a), (f) or (g) exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Commitment Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage of the Aggregate Commitment, a delayed draw commitment fee in Dollars equal to the Applicable Rate times the daily unused amount of the Aggregate Commitment during the Ticking Fee Period, subject to adjustment as provided in Section 2.16. The commitment fees set forth above shall accrue during the Ticking Fee Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the fifteenth day following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Commitment Fee Commencement Date, and on the date on which the Aggregate Commitment is terminated in full. The commitment fees set forth above shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Company shall pay to the Arranger and the Administrative Agent, each for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans based on the “prime rate” pursuant to clause (a) of the definition of “Base Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict between the Register and other accounts and records of the Administrative Agent in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its applicable share as provided herein of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans or RFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the relevant Borrower the amount of such interest paid by the relevant Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the relevant Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the relevant Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate. A notice of the Administrative Agent to the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowings set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c), are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.

(a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Obligations due and payable to all Lenders holding Loans hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders holding Loans hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and including pursuant to any amendment permitted pursuant to Section 2.17) or (B) (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

(b) Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.14 [Reserved].

2.15 [Reserved].

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent with respect to this Agreement for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to or received by the Administrative Agent from such Defaulting Lender pursuant to Section 10.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all the non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any delayed draw commitment fees payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Company and the Administrative Agent, each in its sole discretion, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will take such actions as the Administrative Agent may determine to be necessary, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to delayed draw commitment fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.17 Extensions.

(a) Notwithstanding anything to the contrary in this Agreement, the Company may, on one occasion during the term of this Agreement, request that the Lenders extend the maturity of their Loans. In order to exercise such right, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (the “Extension Request”).

(b) The Company may provide an Extension Request to the Administrative Agent no fewer than thirty (30) days prior to any Relevant Anniversary Date. The Extension Request shall set forth the proposed terms of any Extended Loans to be established, which terms shall be identical to those applicable to the Loans from which they are to be extended (such non-extended Loans, the “Non-Extended Loans”) except (x) the Applicable Maturity Date of any Extended Loans shall be one year later than the Applicable Maturity Date of the applicable Non-Extended Loans, (y) (A) the interest margins with respect to the Extended Loans shall be the same as the interest margins with respect to the Non-Extended Loans and (B) additional fees may be payable to the Lenders providing any Extended Loans and (z) Extended Loans may be subject to covenants or other provisions applicable only to periods after the Applicable Maturity Date of the Non-Extended Loans; provided, that, notwithstanding anything to the contrary in this Section 2.17 or otherwise in this Agreement, (1) no Extended Loans may be established unless the Minimum Extension Condition with respect thereto has been met; (2) no Extended Loans shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the applicable Non-Extended Loans; (3) the repayment of any Loans shall be made on a pro rata basis with all other outstanding Loans (including all Extended Loans and Non-Extended Loans) (provided that Extended Loans may, if the Extending Lenders making or committing to any such Extended Loans so agree, participate on a less than pro rata basis in any voluntary repayment or prepayment hereunder); (4) no Extended Loans may be optionally prepaid prior to the date on which the related Non-Extended Loans, as applicable, are repaid unless such optional prepayment is accompanied by a pro rata optional prepayment of the related Non-Extended Loans, as applicable; (5) each Lender holding Loans shall be permitted to participate in the Extended Loans in accordance with its pro rata share of the Loans; (6) no Default shall exist on the Extension Date before or after giving effect to any Extended Loans; (7) Extended Loans and Non-Extended Loans shall be treated as a single class until the Applicable Maturity Date of the Non-Extended Loans. No Lender shall have any obligation to convert any Non-Extended Loans held by it into Extended Loans pursuant to the Extension Request.

(c) The Company shall provide the Extension Request at least fifteen days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Loans converted into Extended Loans pursuant thereto shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request (which shall be, in any event, no later than the date that is fifteen days after the Lenders receipt of the Extension Request) of the amount of its applicable Loans that it has elected to convert into Extended Loans. In the event that the aggregate amount of Loans subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request Loans shall be converted to Extended Loans on a pro rata basis. The Company shall have the right to seek and accept Extended Loans from (i) Lenders and/or (ii) third party financial institutions that are not then Lenders (each a “New Extending Lender”), in each case in an amount equal to the amount of the Loans of any Lender that declines to become an Extending Lender (a “Declining Lender”); provided that each Lender shall have the right to increase its Loans up to the amount of the Declining Lenders’ Loans before the Company will be permitted to replace a New Extending Lender for any Declining Lender. Each replacement of a New Extending Lender for a Declining Lender shall be effected in accordance with Section 10.13. Each Extending Lender under the Facility shall be subject to the prior written approval of the Administrative Agent. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to extend any of its Loans and any election to do so shall be in the sole discretion of such Lender. Any Lender not responding by 5:00 p.m. (New York City time) on the date fifteen days after delivery by the Company of the Extension Request shall be deemed to have declined to extend its Loans.

(d) Loans whose maturity is extended pursuant to this Section are referred to as, “Extended Loans”.

(e) Extended Loans shall be established pursuant to an amendment (the “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, fees or prepayments referenced in Section 2.17(b) and which, in the case of Extended Loans, shall contain provisions for the pro rata treatment of borrowings, payments, voting and other matters between the Non-Extended Loans, on the one hand, and the Extended Loans, on the other hand, for such period of time as Non-Extended Loans shall be outstanding) executed by the Loan Parties, the Administrative Agent, and the

Extending Lenders. Notwithstanding anything to the contrary set forth in Section 10.01, no Extension Amendment shall require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby. In connection with the Extension Amendment, the Guarantors shall reaffirm their respective obligations under the Guaranty Agreement pursuant to an agreement reasonably satisfactory to the Administrative Agent and the Company shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of the Extension Amendment, this Agreement as amended thereby, the reaffirmation of the Guaranty Agreement and such of the other Loan Documents (if any) as may be amended thereby. In addition, the Extension Amendment shall contain a representation and warranty by the Parent and the Company that the representations and warranties of (i) the Parent and the Company contained in Article V (other than the representation and warranty contained in Section 5.04(b)) and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such Extension Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality or Material Adverse Effect, in all respects) as of such earlier date. This Section shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary. Following the execution of the Extension Amendment, the Administrative Agent shall notify the Lenders of the percentage of the Facility that has been extended pursuant to this Section 2.17.

(f) Notwithstanding anything to the contrary contained in this Agreement, on any date on which the Loans are converted to extend the scheduled maturity date in accordance with this Section (the “Extension Date”), the aggregate principal amount of Non-Extended Loans of each Extending Lender shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Loans so converted by such Lender on such date.

2.18 Designated Borrower.

(a) The Parent may at any time or from time to time upon prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), with the consent of the Administrative Agent (such consent not to be unreasonably withheld; provided, the Administrative Agent shall withhold such consent if a Lender has notified the Administrative Agent that such Lender is not permitted under applicable law to lend in the jurisdiction where such Subsidiary is organized or against such Lender’s internal policies for such Lender to do so and such withholding of consent is deemed reasonable; provided, further that the Administrative Agent may deem that no such prohibition exists unless it shall receive such notice from the relevant Lender within five Business Days thereof), add as a party to this Agreement any wholly-owned Subsidiary of the Parent to be a “Borrower” hereunder (such additional party, a “Designated Borrower”) by the execution and delivery to the Administrative Agent and the Lenders of (i) a Borrower Request and Assumption, (ii) a supplement to the Guaranty Agreement and (iii) such other opinions, certificates or documents as may be required by Section 4.01(a)(iii), (a)(iv) and (a)(v) and Section 4.01(e), as applicable to such Designated Borrower; provided, further that, as of the Effective Date, WNA shall be designated as a Designated Borrower (without the delivery of any additional documents pursuant to this Section 2.18). Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party thereto as a Borrower and a Loan Party as fully as if it had executed and delivered this Agreement. So long as the principal and interest on any Loan made to any Designated Borrower under this Agreement shall have been repaid or paid in full, and all other obligations of such Designated Borrower under this Agreement shall have been fully performed, the Parent may, by not less than 5 Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Designated Borrower’s status as a “Borrower”.

(b) Each Borrower hereby appoints the Company as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required or permitted under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Each Borrower agrees that any action taken by the Company as the agent, attorney-in-fact and representative of the Borrowers shall be binding upon each Borrower to the same extent as if directly taken by such Borrower.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction, withholding or deduction for or on account of any Taxes. If, however, any Tax Deduction is required to be made under any applicable Law, such Tax Deduction shall be made in accordance with such Laws. For purposes of this Section 3.01, “applicable Law” includes FATCA.

(ii) If any Tax Deduction is required to be made from any such payment under any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent), then (A) the applicable Withholding Agent shall be entitled to make such Tax Deduction as is required by such Laws, (B) the applicable Withholding Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the Tax Deduction is made for or on account of an Indemnified Tax, the sum payable by the applicable Borrower, as applicable shall (subject to Section 3.01(h)) be increased as necessary so that after any required Tax Deduction (including withholdings or deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such Tax Deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, but subject to subsection (c)(ii) below, each Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this section) withheld or deducted by the Borrowers or the Administrative Agent or paid by such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any penalties attributable to the gross negligence or willful misconduct of such Recipient) whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the relevant Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Subsection (c)(i) above shall not apply to the extent that the amount of such Indemnified Taxes (A) is compensated for by an increased payment under subsection (a)(ii)(C) above, or would have been so compensated but was not so compensated solely because one of the exclusions in Section 3.01(h) applied.

(d) Evidence of Payments. Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrowers shall deliver to the Administrative Agent for the Lender entitled to the relevant payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to such Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Governmental Authority.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall indicate, in the case of a Lender party hereto as of the date of this Agreement, on Schedule 3.01 hereto, or in the case of any Lender which becomes a party hereto after the date of this Agreement, in the Assignment and Assumption which it executes on becoming a party hereto, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in (A) not a UK Qualifying Lender, (B) a UK Qualifying Lender (other than a UK Treaty Lender), or (C) a UK Treaty Lender. If a Lender fails to indicate its status in accordance with this clause (e)(i) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall promptly inform the relevant Borrowers). For the avoidance of doubt, this Agreement, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this clause (e)(i).

(ii) Each Lender shall promptly (A) notify each Borrower and the Administrative Agent of any change in circumstances which does, or is reasonably likely to, modify or render invalid any claimed exemption from or reduction of Tax (including any exemption from a Tax Deduction), and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that any Borrower, any Guarantor or the Administrative Agent make any Tax Deduction imposed by the relevant Governmental Authority.

(iii) Each party shall promptly deliver to such other party, as such other party shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed, as are required to be furnished by such party under such Laws in connection with any payment of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, or for the purpose of such other party’s compliance with any law, regulation or exchange of information regime with respect to such jurisdiction (including, but not limited to, that other party’s compliance with FATCA).

(iv) In addition, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the relevant Borrowers and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of any previously delivered form or upon the request of the Borrowers or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States federal withholding tax with respect to payments hereunder shall deliver to the Borrowers and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of any previously delivered form or upon the request of the Borrowers or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(A) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B) executed originals of Internal Revenue Service Form W-8ECI;

(C) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;

(D) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10-percent shareholder” of WNA within the meaning of section 881(c)(3)(B) of the Code or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E;

(E) to the extent a Lender is not the beneficial owner (w) a certificate to the effect that such beneficial owner is (I) the sole record and beneficial owner of the participation in which it is providing such certificate, (II) not a “bank” within the meaning of section 881(c)(3)(A) of the Code, (III) not a “10-percent shareholder” of WNA within the meaning of section 881(c)(3)(B) of the Code or (IV) not a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, (x) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, (y) IRS Form W-9, and/or (z) other certification documents from each beneficial owner, as applicable; provided, that if the Lender is a partnership and one or more of its direct or indirect partners are claiming the portfolio interest exemption, such Lender may provide a certificate described in clause (w) on behalf of each such direct or indirect partner; or

(F) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(v) If a payment made to a Lender hereunder or under any other Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (e)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the relevant Borrowers whichever of the following is applicable: (A) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from United States federal backup withholding or (B) if the Administrative Agent is not such a person, (I) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI and (II) with respect to payments received on account of any Lender, two executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a United States branch and may be treated as a United States person for purposes of applicable United States federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of any Borrower.

Each Lender shall promptly notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall reasonably promptly after it becomes aware of such expiry, or that it has become obsolete or inaccurate, update such form or certification or notify the Borrowers and the Administrative Agent, as applicable, in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion acting in good faith, that it or any of its Affiliates has received and utilized a refund or credit, relief or remission (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party, provided that such payment to the relevant Loan Party shall not leave any Recipient in a worse after-Tax position than it would have been in had the indemnity payment or additional amount not been required to be paid, an amount equal to such refund or credit, relief or remission (in lieu of such refund) (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit, relief or remission (in lieu of such refund)) net of all out of pocket expenses incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the relevant Loan Party (plus (i) an amount equal to any interest previously received from the relevant Governmental Authority that was paid over to the relevant Loan Party in accordance with this Section 3.01(f); and (ii) any penalties, interest, or other charges imposed by the relevant Governmental Authority to the extent that such penalties, interest or other charges are reasonably attributable to any default or delay by the Loan Party in making the required repayment) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Notification by Lenders. A Finance Party shall promptly upon becoming aware that it is subject to a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent. Similarly (save where a notification under paragraph (e) has been made, in circumstances where a notification obligation would otherwise arise under both paragraph (e) and this paragraph (g)) where a Lender becomes aware that it is subject to a Tax Deduction, a Lender shall notify the Administrative Agent and if the Administrative Agent receives such a notification from a Lender it shall notify the Borrowers and the Parent.

(h) UK Qualifying Lenders. A payment shall not be increased under subsection (a) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without such a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority, (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrowers a certified copy of that Direction, and (B) the payment could have been made to the Lender without such a Tax Deduction if that Direction had not been made, (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to the Borrowers, and (B) the payment could have been made to the Lender without such a Tax Deduction if the Lender had given a UK Tax Confirmation to the Borrowers, on the basis that the UK Tax Confirmation would have enabled the Borrowers to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA or (iv) the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without such a Tax Deduction had that Lender complied with its obligations under subsection (i) below.

(i) UK Treaty Lenders. Subject to clause (ii) below, a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain a direction from HMRC authorizing the making of any payment to which such UK Treaty Lender is entitled without a Tax Deduction on account of Tax imposed by the United Kingdom (and, for the avoidance of doubt, this provision shall apply equally to any additional procedural formalities which are necessary (A) in order to maintain, replace or renew any previous direction, following the expiry or withdrawal of such previous direction or (B) to obtain a direction in respect of an increased Commitment, to the extent such increase is not covered by an existing direction).

(i) Nothing in clause (i) above shall require a UK Treaty Lender to: (A) register under the HMRC DT Treaty Passport scheme; (B) apply the HMRC DT Treaty Passport scheme to any Commitment or Loan if it has so registered; or (C) file UK Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (iii) or (v) below and a Borrower has not complied with its obligations under clause (iii) or (v) below.

(ii) (A) A UK Treaty Lender which becomes a party hereto on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 3.01(i).

(B) Where a Lender includes the indication described in subsection (A) above in Schedule 3.01(i), the relevant Borrowers shall, to the extent that that UK Treaty Lender is a Lender under a Commitment or Loan made available to such Borrowers pursuant to this Agreement, file a duly completed Form DTTP2 in respect of such UK Treaty Lender with HMRC (1) within 30 days of the date of this Agreement (and within 30 days of the date of any material amendment and/or restatement of this Agreement) or (2) in the case of any Borrower which becomes a party hereto after the date of this Agreement, within 30 days of it becoming a Borrower (and within 30 days of the date of any material amendment and/or restatement of this Agreement), and, in each case, shall promptly provide the Lender with a copy of such filing.

(iii) If a Lender has not included an indication in accordance with subsection (iii)(A) above or subsection (v)(A) below, no Loan Party shall file any form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment or its participation in any Loans.

(iv) (A) A Lender which becomes a party hereto after the date of this Agreement that is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and that wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) in the Assignment and Assumption which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption.

(B) Where a UK Treaty Lender which becomes a party hereto after the date of this Agreement includes the indication described in subsection (A) above in the relevant Assignment and Assumption, the relevant Borrower shall, to the extent that that UK Treaty Lender becomes a Lender under a Commitment or Loan which is made available to that Borrower pursuant to this Agreement, file a duly completed Form DTTP2 in respect of such UK Treaty Lender with HMRC within 30 days of the date on which that Borrower receives the Assignment and Assumption relating to such Lender and shall promptly provide such UK Treaty Lender with a copy of such filing.

(v) If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with subsection (iii)(A) or (v)(A) above and

(A) the relevant Borrower has not filed the Form DTTP2 in respect of such UK Treaty Lender (within the time period provided for in subsection (iii)(B) or (v)(B) above (as the case may be)), or

(B) the relevant Borrower has filed the Form DTTP2 in respect of such UK Treaty Lender (within the time period provided for in subsection (iii)(B) or (v)(B) above (as the case may be)) but (1) such Form DTTP2 has been rejected by HMRC, (2) HMRC has not given such Borrower authority to make payments to that UK Treaty Lender without a Tax Deduction within 60 days of the date of such Borrower filing the Form DTTP2, or (3) HMRC has given such Borrower authority to make payments to that UK Treaty Lender without a Tax Deduction but such authority has subsequently expired or been revoked, and in each case, the relevant Borrower has notified that UK Treaty Lender in writing, that UK Treaty Lender and the Borrowers shall co-operate in completing any additional procedural formalities necessary for the relevant Borrowers to obtain authorization to make payments to that UK Treaty Lender without a Tax Deduction.

(vi) If any direction which has been received from HMRC, and which authorizes the making of any payments by a Loan Party to a UK Treaty Lender without a Tax Deduction on account of Tax imposed by the United Kingdom, expires or is otherwise withdrawn by HMRC, any Loan Party or the relevant UK Treaty Lender in respect of which the direction was issued shall, promptly upon becoming aware of such expiry or withdrawal, inform (where it is the Loan Party which becomes so aware) the relevant UK Treaty Lender or (where it is such UK Treaty Lender which becomes so aware) the Parent. In the event that a UK Treaty Lender holds a passport under the HMRC DT Treaty Passport scheme, and such passport expires or is withdrawn, that UK Treaty Lender shall, promptly upon becoming aware of such expiry or withdrawal, inform the Parent.

(j) UK Non-Bank Lenders. A UK Non-Bank Lender which becomes a party hereto on the day on which this Agreement is entered into gives a UK Tax Confirmation to each Loan Party by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the Borrowers and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(k) VAT. All amounts set out or expressed in a Loan Document to be payable by any party to the Administrative Agent or any Lender (each, a “Finance Party”) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subsection (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under this Agreement or any other Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(i) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Supply Recipient”) under this Agreement or any other Loan Document, and any party hereto other than the Supply Recipient (the “Subject Party”) is required by the terms of this Agreement or any other Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Supply Recipient in respect of that consideration),

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT), the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Supply Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Supply Recipient from the relevant tax authority which the Supply Recipient reasonably determines relates to such VAT, and

(B) (where the Supply Recipient is the person required to account to the relevant tax authority for the VAT), the Subject Party shall, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the amount of such VAT, but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of such VAT.

(ii) Where this Agreement or any other Loan Document requires any party hereto to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iii) Any reference in this subsection (k) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Benchmark Loans, RFR Loans or to determine or charge interest rates based upon the Term Benchmark or RFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or RFR Loans, or to convert Base Rate Loans to Term Benchmark Loans or RFR Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all such Term Benchmark Loans and RFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans or if such Loans are RFR Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates; Benchmark Replacement Setting; Rates Notification.

(a) Subject to Section 3.03(b), if:

(i) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Term SOFR (including, without limitation, because the Term SOFR Reference Rate for such Interest Period is not available or published on a current basis and such circumstances are unlikely to be temporary) for such Interest Period or (B) at any time, for an RFR Borrowing, the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR (each determination under this clause (i) shall be made in good faith and shall be conclusive absent manifest error); or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the relevant Borrower delivers a new Borrowing Request in accordance with the terms of Section 2.02, (1) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Borrowing Request for (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of clause (i) or (ii) above or (y) a Base Rate Borrowing if the Daily Simple SOFR also is the subject of clause (i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request for a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the relevant Borrower delivers a new Borrowing Request in accordance with the terms of Section 2.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of clause (i) or (ii) above or (y) Base Rate Loan if the Daily Simple SOFR also is the subject of clause (i) or (ii) above on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to all affected Lenders and the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and (iv) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including any Term Benchmark) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, each Borrower may revoke any pending request for (i) a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period applicable thereto or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period applicable thereto and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

3.04 Increased Costs; Reserves on Term Benchmark Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) except as specifically provided in the last sentence of this Section 3.04(a), subject any Lender to any Tax of any kind whatsoever (other than Indemnified Taxes, Other Taxes, Taxes described in clauses (b) through (h) of the definition of Excluded Taxes, and Connection Income Taxes) with respect to this Agreement or any Term Benchmark Loan or RFR Loan made by it, or change the basis of Taxation of payments to such Lender in respect thereof; or

(iii) impose on any Lender or the applicable interbank market any other condition, cost or expense affecting this Agreement or Term Benchmark Loans or RFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term Benchmark Loan or RFR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. For the avoidance of doubt, subsections (i) through (iii) above shall not apply to the extent any increased costs are (A) attributable to a Tax Deduction required by law to be made by any Loan Party, (B) compensated for by Section 3.01(c), or would have been so compensated but were not so compensated solely because (a) the relevant Tax is an Excluded Tax or (b) any exception in Section 3.01(c)(ii) (including for the avoidance of doubt any exclusion under Section 3.01(h)) applies, or by payment of an amount under Section 3.01(k), or would have been so compensated but was not so compensated solely because an exclusion in Section 3.01(k) applies, or (C) attributable to the willful breach by the relevant Lender (or its Affiliates) of any law or regulation.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan or RFR Loan made by it at the Term Benchmark or Daily Simple SOFR, as applicable, for such Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan or RFR Loan, as applicable, was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender declines to become an Extending Lender pursuant to Section 2.17, or if any circumstance exists under the last paragraph of Section 10.01 that gives the Borrowers the right to replace a Lender as a party hereto, the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVE DATE AND BORROWINGS

4.01 Conditions of Effectiveness. The effectiveness of the Commitments hereunder is subject to satisfaction (or waiver) of the following conditions precedent on the Effective Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be executed (or written evidence satisfactory to the Administrative Agent (which, subject to Section 10.17, may include a facsimile or other electronic transmission) that such party has signed a counterpart) by a Responsible Officer (or, with respect to any Loan Party other than the Company, by a Secretary or other Person duly appointed as an attorney-in-fact by a power of attorney granted by, or pursuant to an authorization of, the board of directors or similar body of such Loan Party) of the applicable Loan Party, each dated the Effective Date or the day prior to the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) (A) an executed counterpart of this Agreement from Parent, WNA, each Lender and the Administrative Agent and (B) an executed counterpart of the Guaranty Agreement from each Guarantor and the Administrative Agent;

(ii) Term Notes executed by the Borrowers in favor of each Lender that requested Term Notes at least three Business Days prior to the Effective Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (including, for each Loan Party incorporated in England, a director’s certificate signed by a director of that Loan Party) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and certifications as the Administrative Agent or its counsel may reasonably request to evidence that each Loan Party is duly organized, incorporated or formed, validly existing and in good standing in its jurisdiction of organization;

(v) a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date or the day prior to the Effective Date) of (A) Weil, Gotshal & Manges LLP, New York counsel to the Company and the other Loan Parties, (B) Matheson, local counsel to the Parent, and (C) Weil, Gotshal & Manges (London) LLP, local counsel to the Loan Parties organized or existing under the laws of England and Wales, and, in the case of each such opinion required by this clause (v), covering such other matters relating to the Loan Parties, the Loan Documents or the transactions contemplated hereby as the Required Lenders shall reasonably request, and the Parent and the Company hereby request such counsel to deliver such opinions; and

(vi) a certificate signed by a Responsible Officer of the Parent certifying that (A) the representations and warranties of (i) the Parent and the Company contained in Article V (other than Section 5.16) and (ii) each Loan Party contained in each other Loan Document are true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, are true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, with respect to representations and warranties modified by materiality or Material Adverse Effect, in all respects) as of such earlier date, (B) no Default or Event of Default exists on, or would result from the occurrence of the transactions on the Effective Date and (C) since December 31, 2024 there has not occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(b) (i) All fees required to be paid to any Agent or Arranger on or before the Effective Date shall have been paid to the extent involved at least three Business Days prior to the Effective Date and (ii) all fees required to be paid to the Lenders on or before the Effective Date shall have been paid to the extent involved at least three Business Days prior to the Effective Date.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel, if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Effective Date.

(d) [Reserved].

(e) (i) To the extent requested by the Administrative Agent or any Lender on or prior to the date that is five Business Days prior to the Effective Date, the Administrative Agent or such Lender shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act, and (ii) if any of the Borrowers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall deliver, to each Lender that so requests at least five Business Days before the Effective Date, a customary beneficial ownership certification.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to all Borrowings. The obligation of each Lender to honor any Borrowing Request (other than a Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Loans) is subject to the following conditions precedent:

(a) Solely in connection with any Borrowing under this Agreement to fund the Napa Acquisition on or about the Acquisition Date:

(i) The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects, in each case at the time of, and in the case of the Specified Representations only, immediately after giving effect to, the making of the Loans on the applicable Borrowing Date.

(ii) Except as otherwise set forth in the Schedules, since the Balance Sheet Date, there not being any event, circumstance or change that has had or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect (solely for the purposes of this clause (iii), capitalized terms have the definition set forth in the Acquisition Agreement as in effect on December 9, 2025).

(iii) No Default or Event of Default under Section 8.01(a)(ii), (f) (with respect to the Company or any Borrower) or (g) (with respect to the Company or any Borrower) shall exist, or would result from such proposed Borrowing or the application of the proceeds thereof.

(iv) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Parent certifying that the conditions specified in Section 4.02(a)(i), Section 4.02(a)(ii), Section 4.02(a)(iii) and Section 4.02(c) be satisfied as of the applicable Borrowing Date.

(b) In connection with any Borrowing under this Agreement that is not to fund the Napa Acquisition on or about the Acquisition Date:

(i) The representations and warranties of (i) the Parent and the Company contained in Article V (other than Sections 5.04(b), 5.06 and 5.16) and (ii) each Loan Party contained in each other Loan Document shall be true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(ii) No Default or Event of Default shall exist, or would result from, such proposed Borrowing or the application of the proceeds thereof.

(iii) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Parent certifying that the condition specified in Section 4.02(c) have been satisfied as of such Borrowing Date (unless previously delivered pursuant to Section 4.02(a)(iv) or this Section 4.02(b)(iii)).

(iv) Each Borrowing Request (other than a Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(b)(i) and (b)(ii) have been satisfied on and as of the date of the applicable Borrowing.

(c) The Napa Acquisition shall have been consummated, or substantially concurrently with the funding of the Loans on the Initial Borrowing Date shall be consummated.

(d) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

(e) The Effective Date shall have occurred.

(f) The Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or prior to each Borrowing Date pursuant to this Agreement and any other agreement or fee letter related to the Loans to the extent invoiced at least three Business Days prior to such Borrowing Date.

4.03 Limitations on Actions of the Administrative Agent and the Lenders Between the Effective Date and the Initial Borrowing Date. After the Effective Date and prior to the Acquisition Date or the termination of the Acquisition Agreement in accordance with its terms, and notwithstanding (a) that any representation made on the Effective Date was incorrect, (b) any failure by any Loan Party to comply with Articles VI and VII, (c) any provision to the contrary in any Loan Document or (d) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (i) cancel any of its Commitments, (ii) rescind, terminate or cancel the Loan Documents or (iii) refuse to participate in making its Loans to finance the Napa Acquisition when required to do so under this Agreement; provided that (x) the applicable conditions precedent to the making of such Loans set forth in Section 4.02 have been satisfied and (y) subsequent to the making of the Loans on the Initial Borrowing Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Parent and each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Organization; Powers. Each of the Parent, the Loan Parties and any Significant Subsidiary of the Parent (a) is duly organized or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, as applicable, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clauses (a) (other than in respect of the Loan Parties), (b) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; Enforceability. The transactions contemplated hereby to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Parent and the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Company or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03 Governmental Approvals; No Conflicts. The transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable Law, (ii) the charter, by-laws or other Organization Documents of the Parent or any Loan Party or (iii) any order of any Governmental Authority and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent or any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any Loan Party, except, in each case, other than clause (a) or clause (b)(ii), to the extent that any such violation or default, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.04 Financial Condition; No Material Adverse Change.

(a) The Parent has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by Deloitte LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(b) Since December 31, 2024, there has not occurred any event or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.05 Properties.

(a) Each of the Parent and each Significant Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such good title or valid leasehold interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Parent and each Significant Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and each Significant Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.06 Litigation. There are no actions, suits or proceedings (including investigative proceedings) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Company, threatened against or affecting the Parent or any Subsidiary, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

5.07 Compliance with Laws; Absence of Default. The Parent and each of its Significant Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.08 Investment Company Status. Neither the Parent nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.09 Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Pension Plan (excluding the UK Pension Plan) (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (excluding the UK Pensions Plan) (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans, in each case, by an amount that has had, or would reasonably be expected to have, a Material Adverse Effect.

(b) The UK Pension Plan is funded in compliance with the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) to the extent that failure to do so is reasonably likely to have a Material Adverse Effect.

(c) Except for the UK Pension Plan, as of the Effective Date neither Parent nor any of its Subsidiaries is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of a UK occupational pension scheme which is not a money purchase scheme (both such terms as defined in the Pension Schemes Act 1993) or is “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer, save where being an employer or being connected with or an associate of such an employer would not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Parent nor any Subsidiary has been issued with a contribution notice or financial support direction by the UK Pensions Regulator or received any written communication from the UK Pensions Regulator that on its face is preparatory to the issue of a contribution notice or financial support direction.

5.11 Disclosure. Neither the Marketing Information nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Parent or the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered on or prior to the Effective Date hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Parent and the Company represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and that actual results may vary form projected results and such variances may be material.

5.12 Subsidiaries. Schedule 5.12 sets forth the name and jurisdiction of organization of each Subsidiary, and identifies each Subsidiary that is a Guarantor, in each case as of September 30, 2025.

5.13 Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects, as of the Effective Date and each other date on which such Beneficial Ownership Certification is delivered.

5.14 PATRIOT Act, OFAC and FCPA; UK Bribery Act.

(a) (i) None of the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any director or officer of any of the foregoing is a Sanctioned Person or otherwise the target of Sanctions; (ii) none of the Parent or any of its Subsidiaries will use the proceeds of the Loans or otherwise make available such proceeds for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; (iii) each of the Parent and its Subsidiaries is in compliance with any Sanctions applicable to it in all material respects and is not knowingly engaged in any activity that would reasonably be expected to result in the Parent or any such Subsidiary being designated as a Sanctioned Person and (iv) the Parent and each of its Subsidiaries has implemented and maintains in effect and enforces policies and procedures reasonably designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, and employees with Sanctions applicable to such Persons.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c) (i) No part of the proceeds of any Loan, will be used, directly or, to the knowledge of the Parent or any Borrower, indirectly either for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or for payments which would, if any relevant act or omission took place in the United Kingdom, constitute an offense under the U.K. Bribery Act 2010 (the “UK Bribery Act”) and (ii) neither the Parent nor any of its Subsidiaries is otherwise in violation of the FCPA or the UK Bribery Act in any material respect.

(d) The proceeds of the Loans will be used in compliance with Section 6.08.

5.15 Deduction of Tax. The Company is not required to make any Tax Deduction from any payment to a Lender which is (a) a UK Qualifying Lender (i) falling within clause (a)(i) of the definition of UK Qualifying Lender, (ii) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within clause (a)(ii) of the definition of UK Qualifying Lender, or (iii) falling within clause (b) of the definition of UK Qualifying Lender, or (b) a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

5.16 Margin Regulations. The use of the proceeds of any Loan made hereunder on or about the Acquisition Date will not violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations to the extent no claim giving rise thereto has been asserted), the Parent and the Borrowers covenant and agree with the Lenders that:

6.01 Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent (for distribution to the Lenders):

(a) as soon as available and in any event within 120 days (or, if earlier, the date that is 15 days after the reporting date for such information required by the SEC) after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit (except as resulting from the impending maturity of any Indebtedness within the twelve-month period following the relevant audit date)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available and in any event within 60 days (or, if earlier, the date that is 15 days after the reporting date for such information required by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Parent (i) certifying as to whether a Default that has not been disclosed in any prior Compliance Certificate (unless such Default exists anew or continues to exist at such time, in which case it shall be included on such Compliance Certificate) has occurred and, if such Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed quarterly calculations of the financial covenants set forth in, and demonstrating compliance with, Sections 7.08(a) and (b), and (iii) stating whether any change in GAAP or in the application thereof that has not been disclosed in any prior Compliance Certificate has occurred since the date of the Audited Financial Statements referred to in Section 5.04 that would be relevant in the calculation of any of the financial covenants set forth in Sections 7.08(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) [reserved];

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be;

(f) promptly after S&P, Moody’s or Fitch shall have announced a change in the Debt Rating, written notice of such change;

(g) promptly following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided that neither the Parent nor any of its Subsidiaries will be required to disclose, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or its respective designated representative) is as reasonably determined by an officer of the Parent then prohibited by applicable law or any agreement binding on the Parent or any of its Subsidiaries or is subject to attorney-client or similar privilege or constitutes attorney work product, and in each case, not entered into in contemplation of or in connection with limiting disclosure under this Section 6.01(h).

Documents required to be delivered pursuant to Section 6.01(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Company posts such documents, or provides a link thereto on the Parent’s or the Company’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (iii) on which such documents are posted on the Parent’s or the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Parent and the Company hereby acknowledges that (a) the Administrative Agent and/or one or more of the Agents will make available to the Lenders materials, notices, demands, communications, documents and/or information provided by or on behalf of the Parent or the Borrowers, as applicable, hereunder and under the other Loan Documents or pursuant to the transactions contemplated therein (collectively, the “Parent and Borrower Materials”) by posting the Parent and Borrower Materials on Debt Domain, IntraLinks, ClearPar Syndtrak or another similar electronic system (the “Approved Electronic Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Company or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Parent and the Company hereby agrees that (w) all Parent and Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent and Borrower Materials “PUBLIC,” the Parent and the Company shall be deemed to have authorized the Agents and the Lenders to treat such Parent and Borrower Materials as not containing any material non-public information with respect to the Parent, the Company or their respective securities for purposes of United States Federal and state securities Laws (provided that to the extent such Parent and Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Parent and Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Side Information”; and (z) the Agents shall be entitled to treat any Parent and Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Company shall not be under any obligation to mark any Parent and Borrower Materials “PUBLIC”.

6.02 Notices of Material Events. The Parent or the Company will furnish to the Administrative Agent and each Lender prompt written notice (but in any event within five (5) Business Days) of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or imposition of a contribution notice or financial support direction on the Parent or any of its Subsidiaries by the UK Pensions Regulator that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Parent or the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.03 Existence; Conduct of Business.

(a) The Parent and the Company will, and will cause each of the other Loan Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04 and, in the case of clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent and the Company will, and will cause each of the other Subsidiaries to, continue to engage (including after giving effect to any acquisition) only in a business of the type that does not represent a fundamental change in the character of the business of the Parent and its Subsidiaries, taken as a whole, conducted by the Parent and its Subsidiaries on the date of this Agreement, and businesses reasonably related thereto.

6.04 Payment of Taxes. The Parent and the Company will, and will cause each of the other Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which the Parent, the Company or such other Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

6.05 Maintenance of Properties; Insurance. The Parent and the Company will, and will cause each of the Significant Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear (and casualty and condemnation) excepted or except where the failure to maintain would not reasonably be expected to result in a Material

Adverse Effect, and (b) maintain in full force and effect, pursuant to a self-insurance program and/or with insurance companies that the Parent and the Company believe (in the good faith judgment of the management of the Parent and the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.06 Books and Records. The Parent and the Company will, and will cause each of the Significant Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities.

6.07 Compliance with Laws. The Parent and the Company will, and will cause each of the Significant Subsidiaries to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.08 Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers (i) on the Acquisition Date to finance a portion of the Napa Acquisition, (ii) to refinance certain outstanding indebtedness of the company, the Parent and their respective Subsidiaries, (iii) to finance the working capital and other general corporate purposes of the Borrower and its Subsidiaries (including, but not limited to, capital expenditures, permitted acquisitions and other lawful corporate purposes) and (iv) to pay costs, fees and expenses in connection with the foregoing and in connection with the execution and delivery of this Agreement and the Loan Documents and the incurrence of the Facility. Notwithstanding anything to the contrary in this Section or in any other Loan Document, the Parent and the Company agree that they will ensure, and will cause their Subsidiaries to ensure, that no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, in any manner that violates the provisions of Regulation U of the Federal Reserve Board.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations to the extent no claim giving rise thereto has been asserted), the Parent and each Borrower covenant and agree with the Lenders that:

7.01 Subsidiary Indebtedness. The Parent will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Indebtedness (including pursuant to any Guarantee of Indebtedness of the Parent or another Subsidiary), except:

(a) Indebtedness owing to the Parent or another Subsidiary;

(b) Guarantees of Indebtedness of another Subsidiary that is not a Loan Party, to the extent such Indebtedness is permitted by this Section 7.01;

(c) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) such Indebtedness shall not be Guaranteed by the Parent or any other Subsidiary, except Indebtedness that, in the aggregate, but without duplication, does not exceed the greater of (x) $500,000,000 and (y) 5% of Net Worth, determined as of the most recently ended Measurement Period, calculated on a pro forma basis, may be Guaranteed;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed the greater of (x) $500,000,000 and (y) 5% of Net Worth, determined as of the last day of the most recently ended Measurement Period, calculated on a pro forma basis at any time outstanding;

(e) Indebtedness incurred in relation to arrangements made in the ordinary course of business to facilitate the operation of bank accounts on a net balance basis;

(f) short term Indebtedness from banks incurred in the ordinary course of business pursuant to a facility required in order to comply with rules and regulations issued from time to time by regulatory authorities; provided that such compliance is required for the applicable Subsidiary to remain licensed to conduct its business;

(g) Indebtedness incurred by any Subsidiary that is a licensed broker dealer the proceeds of which are used to make Investments in any Underwritten Securities in the ordinary course of such Subsidiary’s business in an aggregate principal amount not to exceed $1,050,000,000 at any time outstanding minus the cost of Investments made pursuant to Section 7.03 that were not made using the proceeds of Indebtedness; and

(h) other Indebtedness in an aggregate principal amount (for all such Subsidiaries combined, but without duplication) not exceeding the greater of (i) $1,000,000,000 and (ii) 10% of Net Worth, calculated on a pro forma basis, at any time outstanding.

7.02 Liens. The Parent and the Company will not, and will not permit any other Loan Party or other Significant Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary after the date hereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure only Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets (including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of such assets) and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;

(e) [reserved];

(f) charges or Liens in favor of a regulatory authority or a third party, in each case, as contemplated by the rules or regulations issued by a regulatory authority and with which the applicable Subsidiary is required to comply in order to remain licensed to conduct its business;

(g) Liens over credit balances created in favor of any bank (i) relating to the establishment of cash management and treasury services, including commercial credit card or purchase card programs and other similar arrangements, (ii) in order to facilitate the operation of bank accounts on a net balance basis or (iii) in connection with any Bankers Automated Clearing Services facility, in each case used in the ordinary course of business;

(h) Liens comprised by escrow arrangements entered into in connection with asset sales, transfers or other dispositions permitted by Section 7.04; and

(i) Liens arising in connection with leases, licenses, subleases and sublicenses that are entered into in the ordinary course of business or that do not interfere in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(j) other Liens; provided that the sum of the aggregate principal amount of obligations secured by such Liens shall not, at any time, exceed the greater of (i) $1,000,000,000 and (ii) 10% of Net Worth, calculated on a pro forma basis.

7.03 Investments. The Parent and the Company will not permit any Subsidiary that is a licensed broker-dealer to make Investments in any Underwritten Securities in the ordinary course of such Subsidiary’s business in an aggregate amount exceeding at any one time outstanding $1,050,000,000 (including the Investments made with the proceeds of Indebtedness incurred pursuant to Section 7.01(g)); provided that such Investments shall not be made or maintained using proceeds of Borrowings of the Loans in aggregate amount exceeding $900,000,000 at any time outstanding.

7.04 Fundamental Changes. The Parent and the Company will not, and will not permit any other Loan Party to (x) either (i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (ii) liquidate or dissolve or (y) otherwise Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole, except that:

(a) any Subsidiary may merge with or into, or Dispose of all or substantially all of its assets to, the Parent, the Company or any other Loan Party in a transaction in which the Parent, the Company or such Loan Party, as the case may be, is the surviving entity; provided that (i) the Parent and the Company will not merge with or into each other and (ii) if the Parent or the Company merges with any other Loan Party, the Parent or the Company, as the case may be, must be the surviving entity;

(b) any Person may merge or consolidate with or into the Parent, the Company or any other Loan Party in a transaction in which the Parent, the Company or such Loan Party, as the case may be, is not the surviving entity; provided that (i)(A) in the case of a Person merging or consolidating with or into the Company, the Person formed by or surviving any such merger or consolidation shall be a company organized or existing under the laws of the jurisdiction in which the Company is organized and (B) in the case of a Person merging or consolidating with or into the Parent or any other Loan Party other than the Company, the Person formed by or surviving any merger or consolidation shall be a company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof or the laws of any other jurisdiction in which the Parent or such other Loan Party is organized (such Person being herein referred to as the “Successor Entity”), (ii) the Successor Entity shall expressly assume all the obligations of the Parent, the Company or the applicable Loan Party, as the case may be, under the Loan Documents to which the Parent, the Company or such Loan Party, as applicable, is a party, pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) if such merger or consolidation involves the Company, then each Guarantor, unless it is the other party to such merger or consolidation, shall have (by a supplement to the Guaranty Agreement) confirmed that its Guarantee shall apply to all of the Successor Entity’s obligations under this Agreement, (iv) if requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel reasonably satisfactory to the Administrative Agent to the effect that the applicable Loan Documents are legal, valid, binding and enforceable obligations of the Successor Entity and (v) this clause (b) shall not be construed to permit the Company to merge with or into the Parent; and

(c) any Loan Party may dissolve, liquidate or wind-up its affairs at any time if such dissolution, liquidation or winding-up is not disadvantageous to the Administrative Agent or any Lender in any material respect and any remaining assets are transferred to, or Disposed in favor of, another Loan Party.

In the case of any such merger of the Parent or the Company in accordance with clause (b) above, the Successor Entity shall be deemed to be the Parent or the Company, as applicable, for all purposes of the Loan Documents.

7.05 [Reserved].

7.06 [Reserved].

7.07 [Reserved].

7.08 Financial Covenants.

(a) Consolidated Cash Interest Coverage Ratio. The Parent and the Company will not permit the Consolidated Cash Interest Coverage Ratio as of the end of any Measurement Period to be less than 4.00 to 1.00.

(b) Consolidated Leverage Ratio. The Parent and the Company will not permit the Consolidated Leverage Ratio as of the end of any Measurement Period of the Parent to be greater than 3.50 to 1.00; provided that, upon the written request of the Company (such request, which shall include a listing of the acquisitions so made, a “Covenant Reset Request”), but without any action on the part of the Administrative Agent or any Lender, at any time where during the prior 15 month period the Company can demonstrate that it and/or any other Subsidiaries of the Parent have made acquisitions whose aggregate consideration equals or exceeds the Requisite Qualified Acquisition Threshold (without duplication of any acquisition that was included in any previous Covenant Reset Request), the maximum Consolidated Leverage Ratio permitted under this Section 7.08(b) shall be automatically increased from 3.50 to 1.00 to (i) 4.00 to 1.00 for the last day of each fiscal quarter of the Initial Covenant Reset Period related to such Covenant Reset Request and (ii) 3.75:1.00 for the last day of each fiscal quarter of the Additional Covenant Reset Period; provided, further, that the Company shall provide to the Administrative Agent such details with respect to such acquisitions as the Administrative Agent, in its reasonable discretion, shall request; provided, further, that after the end of each Covenant Reset Period, the Company shall deliver to the Administrative Agent an executed Compliance Certificate that shall evidence the Company’s compliance with a Consolidated Leverage Ratio of 3.50 to 1.00 for a full fiscal quarter following the end of such Covenant Reset Period before becoming entitled to make an additional Covenant Reset Request (which, for the avoidance of doubt, must nonetheless comply with the other requirements of this Section 7.08(b)); provided, further, that there shall be no more than two Covenant Reset Periods during the term of this Agreement; provided, further, that there shall be no Covenant Reset Period under this Agreement unless there is a concurrent Covenant Reset Period under the WTW Revolving Credit Agreement (unless the WTW Revolving Credit Agreement has been terminated in accordance with its terms).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Either (i) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any Borrower shall fail to pay any interest on any Loan, or any fee or any other amount (other than an amount referred to in subclause (i) of this clause (a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or

(b) Specific Covenants. The Parent or the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to the existence of the Parent or each Borrower), 6.08 or in Article VII; or

(c) Other Defaults. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a) or (b) of this Article), and, if such failure is capable of remedy, such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender); or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrowers or any other Subsidiary in or in connection with any Loan Document, any certificate or any financial statement furnished pursuant to any Loan Document, shall prove to have been incorrect in any material respect (or, with respect to any representation or warranty modified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or

(e) Cross-Default. Either (i) the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or Material Swap Obligations, when and as the same shall become due and payable (after taking into account any period of grace provided with respect thereto) or (ii) any event or condition occurs beyond any period of grace that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than by a regularly scheduled required prepayment); provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f) Involuntary Insolvency Proceedings, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief (including the suspension of payments or a moratorium of any indebtedness) in respect of the Parent, any Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, administrator, conservator or similar official for the Parent, any Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, if such proceeding or petition has been commenced under Federal or state bankruptcy, insolvency, receivership or similar law, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g) Voluntary Insolvency Proceedings, Etc. The Parent, any Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, any Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(h) Inability to Pay Debts. The Parent, any Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(i) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent not covered by insurance provided by a carrier that is not disputing coverage) shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain unpaid, unvacated, unbonded, unstayed or undischarged, in each case for a period of 60 consecutive days during which period execution shall not be effectively stayed; or any formal legal process has been commenced by a judgment creditor to attach or levy upon any material assets of the Parent or any Subsidiary to enforce any such judgment; or

(j) ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Parent or any Subsidiary (including any Loan Party) contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l) Change in Control. There occurs any Change in Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans (if any) to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent and each Borrower;

(c) [reserved]; and/or

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the Commitment of each Lender shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III, in each case, in accordance with the terms of the Loan Documents) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Agents. Each of the Lenders hereby irrevocably appoints JPMorgan and its successors and assigns to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions (other than Sections 9.06 and 9.11). Without limiting the foregoing, each of the Lenders hereby authorizes the Administrative Agent to execute and deliver, and to perform it obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby.

9.02 Rights as a Lender. The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the terms “Lender”, “Lenders”, “Required Lenders” and any similar terms shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity as a Lender or as one of the Required Lenders, as applicable. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and the duties of the Administrative Agent hereunder shall be entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Company and the Borrowers. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and, unless and until revoked in writing, such directions shall be binding upon each Lender; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that the

Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such directed action and may refrain from acting until such clarification or direction has been provided; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Company or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b) The Administrative Agent and any of its Related Parties shall not be liable for any action taken or not taken by it or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Sections 10.01 and 10.03), or (ii) in the absence of its own gross negligence or willful misconduct to the extent that such determination is made by a final and non-appealable judgment of a court of competent jurisdiction. The Administrative Agent and any of its Related Parties shall not be responsible in any manner to any of the Lenders for recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any electronic signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.02 unless and until written notice thereof stating that it is a “notice under Section 6.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Parent or the Company, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Parent, the Company or a Lender.

(c) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to it or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(d) To the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

(e) Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

9.04 Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to any such Borrowing. The Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.06, (ii) may rely on the Register to the extent set forth in Section 10.06(d), (iii) may consult with legal counsel (who may be counsel for the Company or the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts and (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the written consent of the Company (not to be unreasonably withheld, delayed or conditional, and which consent shall not be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing) (but without limiting the right of JPMorgan to resign acting as Administrative Agent at any time pursuant to this Section 9.06), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint, subject to the written consent of the Company (not to be unreasonably withheld, delayed or conditional, and which consent shall not be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing) (but without limiting the right of JPMorgan to resign acting as Administrative Agent at any time pursuant to this Section 9.06), a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) that it has, independently and without reliance upon any Agent-Related Person, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire and/or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or providing such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person, any Arranger or any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(b) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to name the JPMorgan entities acting as agents and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.08 Duties of Other Agents. None of the Agents (other than the Administrative Agent) shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender, (as applicable). None of the Arrangers shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities expressly provided for the Arranger hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Withholding. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

9.11 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary of the Parent as a result of a transaction not restricted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.11.

9.12 Survival. All provisions of this Article IX shall survive termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations hereunder.

9.13 Erroneous Payment.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in Same Day Funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.13 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in Same Day Funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of any Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and all of the conditions for exemptive relief are and will continue to be satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied and will continue to be satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent, any Arranger or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation of exercise or any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. Except or otherwise provided in Section 2.17 and Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c), which may be waived solely by the Person to whom any such amounts are due) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default or mandatory prepayment of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (other than as contemplated by Section 2.17); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e) change Section 2.06, Section 2.13, Section 2.16(a)(ii) or Section 8.03 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) [reserved];

(g) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(h) release all or substantially all of the value of the Guaranty Agreement without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone);

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(j) waive any condition set forth in Section 4.02 as to any Borrowing without the written consent of the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, each directly affected Lender or such Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and the Company shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or (subject to subsection (b) below) email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent or any Borrower, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02;

(ii) if to the Administrative Agent from any Loan Party or any Lender, to the address or addresses separately provided to the Company or Lenders, as applicable; and

(iii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Borrowers, any Loan Party, the Lenders and the Administrative Agent hereunder may be delivered or furnished by electronic communication (including the Approved Electronic Platform, Approved Borrower Portals (as applicable), e-mail and Internet or intranet websites), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II, if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Approved Electronic Platform.

(i) The Parent and the Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Parent and Borrower Materials available to the Lenders by posting the Parent and Borrower Materials on the Approved Electronic Platform.

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrowers hereby approves distribution of the Parent and Borrower Materials through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE PARENT AND BORROWER MATERIALS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT AND BORROWER MATERIALS OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE APPROVED ELECTRONIC PLATFORM AND THE PARENT AND BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE PARENT AND BORROWER MATERIALS OR THE APPROVED ELECTRONIC PLATFORM. In no event shall any Agent-Related Person, or any Arranger have any liability to the Parent, any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, any Borrower’s or the Administrative Agent’s transmission of Parent and Borrower Materials through the Internet (including the Approved Electronic Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person or Arranger; provided that in no event shall any Agent-Related Person or Arranger have any liability to the Parent, any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(iv) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Parent and Borrower Materials have been posted to the Approved Electronic Platform shall constitute effective delivery of the Parent and Borrower Materials to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v) Each of the Lenders and the Borrowers agrees that the Administrative Agent may, but (except as required by applicable Law) shall not be obligated to, store the Parent and Borrower Materials on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(d) Change of Address, Etc. Each of the Parent, each Borrower and the Administrative Agent may change its address, facsimile, e-mail or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, e-mail or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Parent and Borrower Materials that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain material non-public information with respect to the Parent or the Borrowers or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Parent or the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent and each Borrower shall each indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent or the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Borrower Communications.

(i) The Administrative Agent and the Lenders agree that, pursuant to procedures approved by the Administrative Agent, the Loan Parties may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”). As used in this Section 10.02(f), “Borrower Communications” means, collectively, any Borrowing Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Loan Parties to the Administrative Agent through an Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent (it being understood and agreed that, to the extent that any Borrower Communication is required to be signed hereunder, such signature may be submitted through the Approved Borrower Portal and/or such signature requirement may be waived, in each case at the sole discretion of the Administrative Agent).

(ii) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each Lender and each Borrower acknowledges and agrees that (i) the distribution of material through an electronic medium is not necessarily secure, (ii) the Administrative Agent is not responsible for approving or vetting administrators, representatives, or contacts of the Loan Parties added to the Approved Borrower Portal, and (iii) there may be confidentiality and other risks associated with such distribution. Each Lender and each Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(iii) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT-RELATED PERSONS IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE AGENT-RELATED PERSONS HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDERS OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, ARISING OUT OF THE LOAN PARTIES’ TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL, EXCEPT TO THE EXTENT SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE APPLICABLE AGENT-RELATED PERSON; PROVIDED THAT IN NO EVENT SHALL ANY AGENT-RELATED PERSON HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDERS OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(iv) Each Lender and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(v) Nothing herein shall prejudice the right of the Loan Parties to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege, or abandonment or discontinuance of steps to enforce such a right, remedy, power or privilege, hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege, or abandonment or discontinuance of steps to enforce such a right, remedy, power or privilege, hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by Section 10.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) [reserved], (d) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and each of their respective Affiliates (but limited to, in the case of legal fees and expenses, the actual, reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Agents, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel for each group of similarly affected Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise for all such similarly affected Persons taken as a whole)), in connection with the syndication of the Facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (but limited to, in the case of legal fees and expenses, the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrowers. Each of the Parent and each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited to, in the case of legal fees and expenses, the actual, reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to each group of similarly affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise to each group of similarly affected Indemnitees, taken as a whole) and settlement costs) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely amongst the Indemnitees (other than claims against an Indemnitee in its capacity as Administrative Agent or as the Arranger) not arising out of any act or omission of the Parent, the Borrowers, or any Subsidiary; provided further that this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Parent and the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s ratable amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity; provided further that no Lender shall be liable for the payment of any portion of such liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Parent, any Borrower, the Administrative Agent, nor any Lender shall assert, and each of them hereby waives, any claim against any Person party to this Agreement or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.04(d) shall relieve the Parent or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.04(b) against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. None of the Administrative Agent (and any sub-agent thereof), any Arranger, any Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) shall be liable for any damages arising from the use by unintended recipients of any information or other materials (including, without limitation, any personal data) distributed to such unintended recipients by such Lender-Related Person through telecommunications, electronic or other information transmission systems (including the internet, the Approved Electronic Platform and any Approved Borrower Portal) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Lender-Related Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after written demand therefor together with reasonable backup documentation supporting such written demand.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither any Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; provided that a merger or consolidation that complies with Section 7.04 shall not be construed as an assignment or transfer for purposes of this clause (x) and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (e) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsections (e) and (f) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed; provided that the Company will be deemed to have consented to such assignment if its response is not received by the Administrative Agent within five Business Days of its receipt of notice of such assignment) shall be required unless (1) an Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment under the Facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Following receipt by it of an Assignment and Assumption, the Administrative Agent shall promptly, and in any event within 10 days of receipt, deliver to the Company a fully executed copy of such Assignment and Assumption.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent, the Company or any of the Parent’s or Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clause (A) or (B), (C) to a natural person or (D) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof (except for a holding company, investment vehicle or trust that (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Limitations on Rights of Eligible Assignees. If (i) a Lender assigns or transfers or participates or sub-participates any of its rights or obligations under this Agreement or under any other Loan Document or changes its applicable Lending Office and (ii) as a result of circumstances existing at the date of the assignment, transfer, participation, sub-participation or change, a Borrower or a Guarantor would be obliged to make a payment to the relevant assignee, transferee, participant, sub-participant or Lender acting through its new Lending Office pursuant to Section 3.01 or Section 3.04, then the relevant assignee, transferee, participant, sub-participant or Lender acting through its new Lending Office is only entitled to receive payment under those Sections as a result of those circumstances to the same extent as the assignor, transferor, participant, sub-participant or Lender acting through its previous Lending Office would have been if the assignment, transfer, participation, sub-participation or change had not occurred. For the avoidance of doubt, this subsection (c) shall not (except to the extent of any subsequent assignment, transfer, participation, sub-participation or change in applicable Lending Office) limit each Borrower’s obligations to make payments pursuant to Section 3.01 or 3.04 in respect of Taxes or a Tax Deduction arising as a result of a Change in Law after the date of the relevant assignment, transfer or change in applicable Lending Office.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of the offices of the Administrative Agent outside of the United Kingdom a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, each Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Parent, the Company and any Lender (but only, in the case of a Lender, at the relevant office of the Administrative Agent and with respect to any entry relating to such Lender’s Commitments, Loans and other Obligations), at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iv) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Parent, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof (except for a holding company, investment vehicle or trust that (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business), or the Parent, any Borrower or any of the Parent’s or any Borrower’s Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain outside of the United Kingdom a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations. The entries in each Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, consent or waiver in respect of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, consent, waiver or other modification requiring the consent of each Lender or the consent of each Lender affected thereby that affects such Participant. Subject to subsection (c) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (and subject always to the limitations set out in subsection (c) of this section). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) and, if applicable, Section 3.01(i) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01 and Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, including accountants, legal counsel and other advisors, and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Administrative Agent or the applicable Lender shall (i) to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority, inform the Parent and the Company promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or the applicable Lender shall (i) to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority, inform the Parent and the Company promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the Facility, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (iii) market data providers (including league table providers) or (iv) any credit insurance provider, (h) with the consent of the Company or the Parent, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Company or the Parent or (j) the existence of this Agreement and information about this Agreement to the extent customarily so provided to league table providers.

For purposes of this Section, “Information” means all information received from the Parent, the Company or any Subsidiary relating to the Parent, the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Parent, the Company or any Subsidiary; provided that, in the case of information received from the Parent, the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws. All Information, including requests for waivers and amendments, furnished by the Parent or the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information about the Parent, the Borrowers and the Loan Parties and their Related Parties or their respective securities. Accordingly, each Lender represents to the Parent, the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and applicable Law.

For the avoidance of doubt, nothing in this Section 10.07 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.07 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon an inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document and/or any document, amendment, approval, consent, information notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, and other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) by telecopy, emailed pdf. or any other electronic imaging means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.

10.11 Survival. All representations and warranties made by the Parent and the Borrowers hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of any Loans. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.

(a) [Reserved].

(b) If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender declines to become an Extending Lender pursuant to Section 2.17, or if any circumstance exists under the penultimate of Section 10.01 that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 or 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) the Company or such Eligible Assignee shall have received all consents required in accordance with Section 10.06; provided that such consents will not be required in the case of any assignment resulting from a Lender declining to become an Extending Lender pursuant to Section 2.17;

(v) if applicable, the replacement Eligible Assignee or Eligible Assignees shall consent to such amendment or waiver, and such amendment or waiver shall, after giving effect to such consent(s), be consummated; and

(vi) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Approved Electronic Platform as to which the Administrative Agent and such parties are participants) necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 10.13.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) AND WHETHER THERE SHALL HAVE OCCURRED A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) AND (B) THE ACCURACY OF THE SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS, AND WHETHER WNA (OR ITS AFFILIATE) HAS THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE GRACE PERIODS OR CURE PROVISIONS) TO TERMINATE ITS (AND/OR THEIR RESPECTIVE) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR THE RIGHT TO DECLINE TO CONSUMMATE THE ACQUISITION (IN EACH CASE, IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT), AS A RESULT OF A FAILURE OF A CONDITION RESULTING FROM A BREACH OF SUCH SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS, IN EACH CASE SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (c) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Company and the Parent acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Parent, the Company and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of the Company and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Company and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, the Parent or any of their respective Affiliates, or any other Person and (B) none of the Agents nor the Lenders has any obligation to the Company, the Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) (A) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Parent and their respective Affiliates, and none of the Agents nor the Lenders has any obligation to disclose any of such interests to the Company, the Parent or any of their respective Affiliates and (B) each of the Agents and the Lenders, together with their respective Affiliates, in addition to providing or participating in commercial lender facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment bank and other financial service. In the ordinary course of business, any Agent or Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Parent, the Borrowers and other companies with which the Parent or the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent or Lender or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the hold of the rights, in its sole discretion. In addition, the Parent and the Borrowers acknowledge and agree, and acknowledge its Subsidiaries’ understanding, that each Agent and each Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Parent or the Borrowers may have conflicting interests regarding the transactions described herein and otherwise. No Agent or Lender will use confidential information obtained from the Parent or the Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Parent or the Borrowers in connection with the performance by such Agent or Lender of services for other companies, and no Agent or Lender will furnish any such information to other companies. The Parent and the Borrowers also acknowledge that no Agent or Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Parent or the Borrowers, confidential information obtained from other companies. To the fullest extent permitted by Law, each of the Company and the Parent hereby waives and releases any claims that it may have against each Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution. The words “execution,” “signed,” “signature,” “delivery”, and words of like import in or relating to this Agreement, any other Loan Document, any Ancillary Document and/or any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each other Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower, the Parent and each Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, the Parent and each Guarantor, which information includes the name and address of each Borrower, the Parent and each Guarantor, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower, the Parent or any Guarantor, as applicable, in accordance with the USA Patriot Act. Each of the Borrowers and the Parent and each Guarantor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement

Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrowers in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the relevant Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature pages intentionally omitted]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRINITY ACQUISITION PLC, as the Company and as a Borrower

By:	/s/ Derrick Coggin
Name: Derrick Coggin
Title: Authorized Representative

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

/s/ Derrick Coggin
Name: Derrick Coggin
Title: Global Treasurer

SIGNED AND DELIVERED for and on behalf of and as the deed of
WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY, as Parent, by its lawfully appointed attorney in the presence of:

/s/ Matthew Coggin
(Witness’ Signature)

[Reserved]
(Witness’ Address)

[Reserved]
(Witness’ Occupation)

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

WILLIS NORTH AMERICA INC., as a Designated Borrower

By:	/s/ Derrick Coggin
	Name:	Derrick Coggin
	Title:	Treasurer

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Ritika Chawla
	Name:	Ritika Chawla
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Evan Moriarty
	Name:	Evan Moriarty
	Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Crisesth Compton
	Name:	Crisesth Compton
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

TRUIST BANK, as a Lender

By:	/s/ Richard W. Jantzen, III
	Name:	Richard W. Jantzen, III
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michelle Huynh
	Name:	Michelle Huynh
	Title:	Executive Director

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mitch Trott
	Name:	Mitch Trott
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

BNP PARIBAS, as a Lender

By:	/s/ Nicole Rodriguez
	Name:	Nicole Rodriguez
	Title:	Director

By:	/s/ Valentin Detry
	Name:	Valentin Detry
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Citibank, N.A., as a Lender

By:	/s/ Peter Bickford
	Name:	Peter Bickford
	Title:	Vice President & Managing Director

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

HSBC BANK PLC, as a Lender

By:	/s/ Isanna R Devine
	Name:	Isanna R Devine
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Schedules

[On File with Administrative Agent]

Exhibits

[On File with Administrative Agent]

2